Exhibit 99.2

Investor Update - October 24, 2019

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2018, as well as in other documents filed by the Company with the SEC after the date thereof. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, changes in laws and regulations, and risks inherent in the achievement of anticipated synergies and the timing thereof in connection with the acquisition of Virgin America. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

Forecast Information

	Forecast Full Year 2019	Full Year 2018	% Change	Prior Guidance July 25, 2019
Capacity (ASMs in millions)	66,680 - 66,730	65,335	~ 2.1%	~ 2.1%
Cost per ASM excluding fuel and special items (cents)	8.68¢ - 8.70¢	8.50¢	~ 2.2%	~ 2.2%
Fuel gallons (millions)	865	839	~ 3.1%	865

	Forecast Q4 2019	Q4 2018	% Change	Prior Guidance July 25, 2019
Capacity (ASMs in millions)	16,670 - 16,720	16,079	~ 3.8%	~ 4.0%
Revenue per ASM (cents)	12.97¢ - 13.36¢	12.84¢	~ 1.0% - 4.0%	N/A
Cost per ASM excluding fuel and special items (cents)	8.97¢ - 9.02¢	8.95¢	~ 0.50%	~ (1.2)%
Fuel gallons (millions)	219	208	~ 5.3%	N/A
Economic fuel cost per gallon(a)	$2.16	$2.35	~ (8.1)%	N/A

(a)
Our economic fuel cost per gallon estimate for the fourth quarter includes the following per-gallon assumptions: crude oil cost—$1.25 (approximately $53 per barrel), refining margin—68 cents, cost of settled hedges—2 cents, with the remaining difference due to taxes and other into-plane costs.

2019 Capacity and CASMex by Quarter
The following table shows 2019 quarterly capacity by segment and consolidated CASMex with percent change on an adjusted basis from the same period in the prior year.

	Actual			Forecast
	Q1	Q2	Q3	Q4	Full Year
Mainline ASMs	(1.6)%	(0.3)%	~ 2.3%	~ 3.5%	~ 1.0%
Regional ASMs	18.2%	12.6%	~ 13.6%	~ 8.0%	~ 13.0%
Total Air Group ASMs	0.2%	0.9%	~ 3.4%	~ 3.8%	~ 2.1%
Prior Guidance July 25, 2019				4.0%	2.1%

CASMex (cents)	9.06¢	8.33¢	8.43¢	8.97¢ - 9.02¢	8.68¢ - 8.70¢
% Change	2.8%	2.3%	~3.4%	~ 0.50%	~ 2.2%

Capacity and Capital Expenditures Forecast
The guidance below is based on our current expectation of capacity growth and capital expenditures.

(in millions, except %)	2019	2020
Capacity (ASMs) growth	2.1%	~3% - 4%
Expected capital expenditures	~$700	~$775

Nonoperating Expense

We expect that our consolidated nonoperating expense will be approximately $12 million in the fourth quarter of 2019.

Effective Tax Rate
We expect the 2019 full year effective tax rate to be approximately 24%.

Future Fuel Hedge Positions

All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Remainder 2019	50%	$74	$2
First Quarter 2020	50%	70	2
Second Quarter 2020	40%	68	2
Third Quarter 2020	30%	68	2
Fourth Quarter 2020	20%	66	2
Full Year 2020	35%	$68	$2
First Quarter 2021	10%	63	2
Full Year 2021	2%	$63	$2